MUTUAL FUND AGREEMENT



This Agreement is made this 30th day of April, 1993 by and between FRANKLIN TAX-FREE TRUST, a Massachusetts business trust, with principal offices at 777 Mariners Island Boulevard, San Mateo, California 94404 ("Franklin") and FINANCIAL GUARANTY INSURANCE COMPANY, a New York stock insurance company, with principal offices at 115 Broadway, New York, New York 10006 ("Financial Guaranty"), with reference to the following facts:

A. Franklin is an open-end investment company (mutual fund), organized as a Massachusetts business trust. Franklin currently consists of twenty-seven separate series, two of which are: Franklin Arizona Insured Tax-Free Income Fund (the "Arizona Fund") and Franklin Florida Insured Tax-Free Income Fund (the "Florida Fund") (collectively, the "Insured Funds"). Each of the Insured Funds issues a separate series of Franklin's shares and will maintain a totally separate investment portfolio. The Insured Funds are currently the only funds intended to be insured under this Agreement. Other insured funds may be organized by Franklin from time to time and may be covered by this Agreement as herein provided.

B. The Arizona Fund will invest primarily in securities of the State of Arizona and its political subdivisions, agencies, and instrumentalities, the interest on which is exempt from federal and Arizona personal income taxes. The Florida Fund will invest primarily in securities of the State of Florida and its political subdivisions, agencies, and instrumentalities, the interest on which is exempt from federal and Florida personal income taxes. Franklin desires to have certain of the Insured Fund's investments in municipal securities be covered by portfolio insurance guaranteeing their scheduled payment of interest and of principal while held by the Insured Fund.

C. Financial Guaranty is in the business of providing insurance and financial guaranties for a variety of investment instruments. Financial Guaranty desires to provide Franklin the portfolio insurance described in the preceding paragraph (B).

In consideration of the mutual covenants and conditions set forth below, Franklin and Financial Guaranty agree as follows:

1.   AGREEMENT TO INSURE.

     1.1 Financial Guaranty agrees to insure the municipal securities purchased in accordance with the terms of this Agreement from time to time by Franklin for the Insured Fund, which municipal securities Financial Guaranty has approved in advance of such purchase as eligible for insurance.

     1.2 Notwithstanding Section 1.1, Franklin may, but shall not be required to purchase insurance from Financial Guaranty for municipal securities covered by insurance obtained by the issuer or by any seller, including a dealer, and applicable to the securities purchased by Franklin, regardless of the insurance company providing such insurance.

     1.3 Franklin may, but shall not be required to purchase insurance from Financial Guaranty on any municipal securities where the payment of interest and principal is guaranteed by the United States of America or an agency or instrumentality of the United States of America or where an escrow or trust account has been established which contains sufficient direct, non-callable obligations of the United States of America or securities backed by the full faith and credit of the United States of America in order to ensure the timely payment of principal and interest on such municipal securities,, or on any short-term instruments, such as Project Notes or tax exempt commercial paper, which have the highest rating issued by Standard & Poor's.

2.   ISSUANCE OF MASTER POLICIES.

     2.1 Financial Guaranty agrees to issue a master insurance policy (the "Master Policy") for the Insured Fund, and future insured funds which may be organized by Franklin, on the date Franklin informs Financial Guaranty it desires to have Financial Guaranty issue a Master Policy for a given insured fund. (The form of the Master Policy is attached hereto as Exhibit 1.) A schedule will be issued by Financial Guaranty and attached to and made a part of each Master Policy which lists all bonds insured in the given Insured Fund ("Schedule All). Each Schedule A will list the following information for each insured bond in a given Insured Fund: item number, par or face value, full name of issuer, full name of bond, interest rate, date of bond, stated maturity date of bond, CUSIP number, secondary market premium rate, annual premium rate, annual premium amount, date bond first insured under policy, and date bond sold (including, for all purposes of this Agreement, municipal securities not delivered or paid prior to maturity). As bonds are added to and/or sold from an insured fund's portfolio, Financial Guaranty agrees to issue updated addendums to Schedule A reflecting such deletions and/or additions. Financial Guaranty agrees to deliver to Franklin updated Schedule A's on a monthly basis for each insured fund. In addition, Financial Guaranty agrees to provide to Franklin for each insured fund on a monthly basis a summary which contains the same information specified above for inclusion in Schedule A but on a cumulative basis for all insured bonds which have been sold by an insured fund.

     2.2 Financial Guaranty's obligation to insure any particular bond which it has agreed to insure is subject only to Franklin's becoming the bondholder (within the meaning of the Master Policies) (i) on or before the 100th day following the date on which the Fund purchases such bond (the "Purchase Date") or (ii) on or before the 150th day following the Purchase Date in the case of "when, as and if issued" bonds which the issuer thereof has failed timely to deliver in definitive form to the original purchasers thereof. So long as Franklin becomes the bondholder on or before the 100th or 150th day following the Purchase Date, as the case may be, such municipal security shall be insured as of the Purchase Date.

3.   PREMIUM PAYMENT.

     3.1 Financial Guaranty agrees to provide Franklin on the fifth business day of each month with a premium payment statement for each Insured Fund containing an accounting of the premium due for that month, including adjustments for (i) any premium refund due Franklin because of the sale of bond(s) by an Insured Fund during the previous month (including bonds for which Secondary Market Insurance has been purchased), (ii) any additional premium due Financial Guaranty because of a purchase of bond(s) by an Insured Fund during the previous month, and (iii) any single premium due for Secondary Market Insurance acquired during the prior month.

     3.2 Franklin agrees to pay Financial Guaranty on behalf of each Insured Fund within five business days of Franklin's receipt and acceptance of the complete premium statement provided for in Section 4.1 one-twelfth (1/12) of the aggregate of the annual premiums for the bonds listed on the Schedule A to the Master Policy for each Insured Fund as of the last business day of the prior month.

     3.3 If Financial Guaranty does not receive the premium payment within five business days of Franklin's receipt of the premium statement, then Financial Guaranty agrees to notify Franklin by the end of the sixth business day following the Franklin's receipt of the premium statement that it has not received said premium payment. All premium payments due Financial Guaranty which are received by Financial Guaranty on or before the close of business on the fifth business day following Franklin's receipt of the premium statement shall not be considered late. However, if a premium payment is received after the fifth business day following Franklin's receipt of the premium statement, Franklin agrees to pay Financial Guaranty in addition to the premium due, interest at a rate equal to that rate of interest publicly announced as its base rate from time to time by Citibank, N.A. in New York, plus one percent per annum for each 24-hour period or portion thereof payment of the premium is delayed after the fifth business day following the Franklin's receipt of the premium statement.

     3.4 Financial Guaranty agrees that once an Insured Fund purchases a bond and begins paying a premium for that bond based upon a stated annual premium rate, neither the annual premium rate nor the secondary market premium rate for that bond can be changed by Financial Guaranty so long as the bond is owned by Franklin and insured by Financial
          Guaranty under the Master Policies of the Insured Funds or the Secondary Market Policy referred to in Section 9 herein.

     3.5 With or prior to each premium payment, Franklin shall, to the extent Franklin has notice thereof, notify Financial Guaranty as to any bond which has been paid prior to maturity, defeased (whether legally or economically) sold by an Insured Fund or never purchased by such Fund during the preceding thirty days. Such notification must specify the amount of bonds affected and identify such bonds by their item number in Schedule A to the applicable Master Policy. Such notification shall be deemed sufficient for purposes of entitling Franklin to receive premium refunds pursuant to the Master Policies. No such notice need be given as to bonds with respect to which Financial Guaranty has previously been notified to the same effect.

4.   DEFINITIONS.

     Financial Guaranty and Franklin agree that the following definitions shall apply to the interpretation of the Master Policies and the interpretation of this Agreement.

     4.1 "Approved List" is the then current list of municipal securities or bonds, including premium rate and allocation information, which Financial Guaranty will insure under the terms of the Master Policies if Franklin purchases such municipal securities or bonds.

     4.2 "Bonds" or "municipal securities" are all of the municipal securities or bonds purchased by Franklin which are insured under one of the Master Policies issued to the Insured Funds.

     4.3 "Interest Coupons" are the coupons, if any, attached to each of the bonds.

     4.4 "Policy Period" is the period of time commencing with the policy effective date of a given Master Policy and continuing until the date of cancellation of said Master Policy under Section 6.1, 6.2, or 6.3 herein.

     4.5 "Policy Effective Date" is the first day on which Franklin has coverage under a given Master Policy issued to an Insured Fund. Each Master Policy takes effect at 12:01 Pacific Standard Time on the Policy Effective Date.

     4.6 "Purchase Date" is the date on which an Insured Fund purchases a municipal security and is the first day on which such municipal security is insured under a given Master Policy.

     4.7 In addition to the definitions contained in the Master Policies and any endorsements thereto, "Due for Payment," when referring to the principal of a bond, does not refer to any extension or delay in payment by reason of court order, legislation, or governmental action of any nature.

5.   BOND PURCHASE ALLOCATIONS.

     5.1 Financial Guaranty agrees to provide Franklin by a method capable of producing a written record with an allocation of bonds which Franklin may purchase and have insured by Financial Guaranty during any calendar quarter. Once Financial Guaranty makes the allocation, it agrees not to reduce an allocation for any bond during the course of that quarter for which the allocation is made. Furthermore, if Franklin exhausts its allocation for a given bond during a quarter and if it desires to purchase additional amounts of said bond during the quarter, Financial Guaranty agrees to use its best efforts to increase Franklin's allocation of said bonds so as to allow Franklin to make additional purchases. However, Financial Guaranty reserves the right to remove from the allocation lists of all its clients, any bond the credit of which has, in the judgment of Financial Guaranty, materially deteriorated after it made the quarterly allocations.

6.  CANCELLATION OF THE MASTER POLICY.

     6.1 The Master Policy is non-cancellable by Financial Guaranty except for non-payment of premium. if Financial Guaranty has not received a premium payment for any bond by the 15th business day following the date on which it was due, it agrees to notify Franklin again of Franklin's nonpayment. If Financial Guaranty has not received any such overdue premium payment on or before the next succeeding premium due date, then the Master Policy(ies) of the Insured Fund(s) with respect only to the bond or bonds for which the premium payment has not been received shall be canceled. The effective date of such cancellation shall be as of the date on which the premium payment was originally due and all such bonds previously insured thereunder shall cease to be insured as of that date.

     6.2  Franklin  reserves  the right to cancel the Master  Policy  upon sixty
          (60) days' prior written notice to Financial Guaranty.

     6.3 Franklin reserves the right upon thirty (30) days' prior written notice to Financial Guaranty to discontinue insuring bonds under any or all of the Master Policies which Franklin purchases after the effective date of the notice of discontinuance. If Franklin discontinues insuring any bonds with Financial Guaranty, it shall have the right to continue to pay premiums to Financial Guaranty and thereby keep any and/or all of the Master Policies in force for bonds which are not subject to the notice of discontinuance. In this situation, a Master Policy will terminate (i) on the date on which the last principal payment of the last bonds, together with accrued interest, are received by Franklin or (ii) on the date the last bond insured under a Master Policy is sold by Franklin, whichever occurs later. During the period of time in which the Fund keeps the Master Policies in force, it shall also retain the right to purchase a Secondary Market Policy for any bonds theretofore insured under the Master Policy.

7.  SECONDARY MARKET INSURANCE CONVERSION OPTION.

     7.1 Financial Guaranty hereby grants Franklin the right to purchase, on a bond-by-bond basis for each and every bond owned by Franklin which is insured under the Master Policies, Financial Guaranty's Municipal Bond Secondary Market Insurance Policy ("Secondary Market Policy") in substantially the form attached to this Agreement as Exhibit 2. The premium with respect to any Secondary Market Policy for any bond is payable with the premium payment due in the next succeeding month following the month in which the bond was sold.

     7.2 Franklin's right to purchase the Secondary Market Policy shall apply to each and every bond held by Franklin under one or more of the Master Policies, regardless of whether Franklin intends to hold or sell such bond and regardless of the then existing credit status or rating of the issuer of said bond.

     7.3 Contemporaneously with the issuance of a Secondary Market Policy for any bond, the coverage of such bond under one or more Master Policies shall cease and such bond shall be treated as sold for purposes of the accounting therefor in Section 4.1 herein and no further premium shall be due under the Master Policy or Policies.

8.   APPROVAL OF BOND PURCHASE REQUEST.

     8.1 Financial Guaranty agrees to use its best efforts to promptly research, investigate, and approve or disapprove any request of Franklin to purchase a bond which is not on Financial Guaranty's then current Approved List.

9.   TIME FOR PAYMENT BY FISCAL AGENT.

     9.1 Financial Guaranty will cause its Fiscal Agent to pay Franklin any principal and/or interest due Franklin because of nonpayment by an issuer within 30 calendar days after Financial Guaranty has paid the Fiscal Agent under the provisions of paragraph 2 of each Master Policy, so long as the evidence requirements under such paragraph are met. Within 15 days of Financial Guaranty's payment to the Fiscal Agent, Financial Guaranty is to ascertain if there are any problems between Franklin and the Fiscal Agent with respect to the neces5ary evidence Franklin is to provide the Fiscal Agent. If there are any problems, Financial Guaranty agrees to work with Franklin and the Fiscal Agent to resolve such problems so that the Fiscal Agent can make payment within the 30-calendar-day period.

10.  CONFIDENTIALITY: FINANCIAL GUARANTY STAFF.

     10.1 Financial Guaranty hereby agrees that (except for disclosures required by law) its staff while employed by Financial Guaranty will not reveal to any other Financial Guaranty clients, directly or indirectly, the amount and/or types of municipal bonds purchased by Franklin. In addition, Financial Guaranty agrees that (except for disclosures required by law) its staff will not reveal to other Financial Guaranty clients any information received from Franklin's staff, as a result of the relationship between Financial Guaranty and Franklin created under this Agreement, regarding Franklin's business, trading strategy and/or business practices, and/or any other information which might lessen Franklin's competitive place in the mutual fund market.

11.  CONFIDENTIALITY: FRANKLIN STAFF.

     11.1 Franklin hereby agrees that (except for disclosures required by law) its staff, while employed by Franklin, will not reveal to any individuals and/or entities outside Franklin, directly or indirectly, any information concerning the names of the bonds and the issuers on Financial Guaranty's Approved List, which information the staff obtains as a result of the relationship between Financial Guaranty and Franklin created under this Agreement.

12.  INFORMATION NOTIFICATION.

     12.1 Financial Guaranty agrees promptly to provide Franklin in writing, from time to time or upon the reasonable written request of Franklin, with (a) any information concerning any change which would make the statements in the Registration Statement of Franklin on Form N-lA ("Registration Statement") under the caption "Insurance" relating to Financial Guaranty and the Master Policies fail to present accurately and fairly the summary information set forth therein or omit any material fact with respect to the description of Financial Guaranty relevant to the material terms of the Master Policies and/or Financial Guaranty's ability to meet its obligations under the Master Policies and (b) any information concerning any material adverse change in Financial Guaranty's financial condition since the date of the financial information relating to Financial Guaranty which was included in the Registration Statement. The purpose for providing this information to Franklin is to keep the information in the Registration Statement current for so long as the Prospectus and Statement of Addition Information in such Registration Statement, as amended or supplemented, is required to be delivered in connection with the offer, sale, or resale of shares of the Funds.

13.  GENERAL PROVISIONS.

     13.1 Headings. Headings and subheadings are provided in this Agreement for convenience only and are not to be taken to modify in any way the provisions with which they are associated or any other provisions.

     13.2 Severability of Provisions. If any provision of this Agreement is held to be unenforceable or in conflict with the law of any state or of the United States, the remainder of this Agreement is to be considered valid and enforceable according to its terms, and the Agreement is to be construed as if such unenforceable provisions had never been contained in it.

     13.3 Waiver. A waiver of any breach of any provision of this Agreement is not be construed as a continuing waiver of other breaches of the same or other provisions of this Agreement. Furthermore, performance of any obligation required of a party under this Agreement may be waived only by written waiver signed by the other party. Such a waiver is to be effective only with respect to the specific obligations described in the waiver.

     13.4 Limitation of Franklin's Liability. Financial Guaranty acknowledges that it has received notice of and accepts the limitations of Franklin's liability set forth in Article VIII of its Agreement and Declaration of Trust. Financial Guaranty agrees that Franklin's obligations hereunder shall be limited to Franklin and to its assets and that Financial Guaranty its affiliates, successors or assigns shall not seek satisfaction of any such obligation from the shareholders of Franklin nor from any Trustee, officer, employee, or agent of Franklin.

     13.5 Remedy. Unless specifically provided ill this Agreement, no remedy available to either party under this Agreement is intended to be exclusive of any other remedy. Furthermore, each and every remedy is to be cumulative and is to be in addition to every other remedy provided under this Agreement or available at law or in equity.

     13.6 Amendments. All amendments or modifications of this Agreement are to be binding upon the parties so long as such amendments are in writing and executed by both parties.

     13.7 Successor and Assigns. This Agreement is to be binding upon and shall inure to the benefit of each of the parties, and, except as otherwise provided in this Agreement, to their respective legal successors and assigns.

     13.8 Attorneys' Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party is to be entitled to reasonable attorneys' fees, costs, and necessary disbursements in addition to any other relief to which such party is entitled.

     13.9 General Assurances. The parties agree to execute, acknowledge, and deliver all such further instruments and do all such other acts as may be appropriate in order to carry out the intent and purposes of this Agreement.

    13.10 Notices. Any notice, request, or communication required under this Agreement is to be in writing and is for all purposes deemed to be fully given if sent by telegram, if delivered personally, or if mailed, postage prepaid, return receipt requested by certified or registered mail, to the respective parties at the addresses set forth at the beginning of this Agreement. Either party may change its address for the purposes of this Agreement by giving the ' other party written notice of its new address. A communication, if received after the date on which it is due, will nevertheless be considered timely if it was mailed at least seven (7) days prior to the date on which it was due.

    13.11 Counterparts.   This   Agreement  may  be  executed  in  one  or  more
          counterparts, each of which is to be deemed an original, but all such counterparts together constitute one and the same instrument.

    13.12 Force Majeure. Neither party will be liable in damages or will be considered in breach for any delay or default in performing under this Agreement if such delay or default is caused by conditions beyond its control, including but not limited to acts of God, government restriction, wars or insurrections, strikes, fires, floods, severe weather, work stoppages, lockouts, lack of materials, default of a common carrier, or similar occurrences.

    13.13 Governing Law. This Agreement is to be interpreted and construed, and the legal relations created by it are to be determined, in accordance with the laws of the State of New York.

    13.14 Entire Agreement. This Agreement and the Exhibits thereto constitute the sole and only Agreement of the parties with respect to the subject matter hereof. They supersede any and all prior or contemporaneous oral or written agreements, proposals, understandings, promises, negotiations, representations, or communications between the parties relating to this Agreement and all past course of dealing or industry custom, all of which are merged herein. If any provision in Financial Guaranty operations Manual is in conflict with this Agreement, this Agreement will control.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized officers as of the date first above written.



FRANKLIN TAX-FREE TRUST

By: /s/ DEBORAH R. GATZEK
Title: V.P. Secretary



FINANCIAL GUARANTY INSURANCE COMPANY

By: /s/ RICHARD A PRICE
    Richard A. Price
    Managing Director